Exhibit No. 99.1
For Immediate Release	Contact: Jay Zager
December 1, 2005	(860) 644-1551

GERBER SCIENTIFIC ANNOUNCES FISCAL 2006 SECOND QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported a second quarter fiscal 2006 loss of $0.4 million, or $0.02 per diluted share, on revenue of $134.0 million compared with a loss of $1.1 million, or $0.05 per diluted share, on revenue of $131.4 million for the quarter ended October 31, 2004. The second quarter fiscal 2006 loss included a substantially non-cash, pre-tax charge of $2.5 million, or $0.07 per diluted share, associated with the early extinguishment of the Company's former credit facility. Excluding the impact of this one-time charge, the Company would have reported earnings of $1.2 million or $0.05 per diluted share for the quarter ended October 31, 2005. Foreign currency translation had the effect of increasing revenue by $0.8 million in the second quarter of fiscal 2006 compared with the second quarter of fiscal 2005.

For the six months ended October 31, 2005, the Company reported a loss of $1.5 million, or $0.07 per diluted share on revenue of $262.7 million, compared with a loss of $0.4 million, or $0.02 per diluted share, on revenue of $259.1 million for the six months ended October 31, 2004. Excluding the impact of the debt extinguishment charge recorded in the second quarter and the effect of a $2.3 million tax charge associated with the reversal of a deferred tax asset in the United Kingdom related to a change in tax law recorded in the first quarter, the Company would have reported earnings of $2.4 million, or $0.11 per diluted share, for the first half of fiscal 2006. Foreign currency translation had the effect of increasing revenue by $2.9 million for the first six months of this fiscal year, compared with the same period in the prior year.

Commenting on the second quarter results, Marc T. Giles, president and chief executive officer said, "We are very pleased with our performance this quarter. While revenue growth was somewhat below our expectations, we generated an operating profit of $4.8 million, which was 42 percent higher than the first quarter and over 200 percent above last year's levels. We also generated $6.8 million of cash flow from operations during the second quarter, net of capital expenditures, which was our strongest performance since fiscal 2004, and was our ninth consecutive quarter of positive cash flow generation."

Giles added, "In addition, we significantly improved our capital structure by refinancing our debt with much more favorable financial terms and greater flexibility. And as a result of our strong cash performance in the quarter, we were able to reduce our net debt balance (debt less cash and cash equivalents) to $34.1 million, a $5.5 million reduction from the April 30, 2005 level."

For additional information, including segment and order entry information, please see our Quarterly Report on Form 10-Q for the quarter ended October 31, 2005, which will be filed with the Securities and Exchange Commission.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology and Gerber Coburn.

Forward-looking Statements:

Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flow, operating results, restructuring and other charges, cost savings, operational efficiencies, debt reduction, other potential benefits of its turnaround initiatives, business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and subsequently filed quarterly and current reports, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments that could affect the Company's pricing decisions and the timing of product introductions, the potential impact on European revenue from the Waste Electrical and Electronic Equipment Directive or the Restriction of Hazardous Substances Directive, rapid technological advances that could cause the Company's inventory to exceed its needs or become obsolete, the Company's reliance on manufacturers or suppliers to supply inventory to the Company's specifications in a timely and cost effective manner, non-recurring orders from significant customers, delays caused by facility relocations, the elimination of apparel trade quotas, fluctuations in currency exchange rates and international economic conditions that could cause the Company's financial results to be volatile, product liability claims, regulatory changes that could increase costs, the Company's indebtedness, compliance with financial covenants associated with the Company's primary credit agreements, any failure to enhance and diversify the Sign Making and Specialty Graphics segment product lines, a potential loss of market focus as the Company seeks to improve operating efficiencies, and the Company's increased focus on larger wholesale optical laboratories. The Company expressly disclaims any obligation to update any of these forward-looking statements.

GERBER SCIENTIFIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended October 31,		Six Months Ended October 31,

In thousands (except per share amounts)	2005	2004	2005	2004
Revenue:
Product sales	$ 118,376	$ 117,059	$ 231,793	$ 229,982
Service sales	15,585	14,357	30,932	29,120
	133,961	131,416	262,725	259,102
Costs and Expenses:
Cost of products sold	84,205	83,704	164,070	162,453
Cost of services sold	9,306	9,629	18,949	19,345
Selling, general and administrative	29,308	30,027	58,883	58,125
Research and development	6,518	6,108	12,830	12,221
Restructuring charges	(195)	351	(231)	2,245
	129,142	129,819	254,501	254,389
Operating income	4,819	1,597	8,224	4,713

Other expense, net	(866)	(1,238)	(1,041)	(1,436)
Loss on early extinguishment of debt	(2,483)	---	(2,483)	---
Interest expense	(1,525)	(1,673)	(2,956)	(3,750)

(Loss) Earnings before income taxes	(55)	(1,314)	1,744	(473)
Provision (Benefit) for income taxes	327	(226)	3,209	(82)
Net loss	$ (382)	$ (1,088)	$ (1,465)	$ (391)
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Loss per share of common stock:
Basic	$ (.02)	$ (.05)	$ (.07)	$ (.02)
Diluted	$ (.02)	$ (.05)	$ (.07)	$ (.02)

Weighted average shares outstanding:
Basic	22,368	22,267	22,340	22,251
Diluted	22,368	22,267	22,340	22,251

GERBER SCIENTIFIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands	October 31, 2005	April 30, 2005
Assets:
Current Assets:
Cash and cash equivalents	$ 11,847	$ 6,148
Accounts receivable, net	84,881	89,800
Inventories	50,818	52,363
Current deferred tax assets	9,887	7,559
Prepaid expenses and other current assets	4,877	5,295
	162,310	161,165
Property, Plant and Equipment	104,777	122,444
Accumulated depreciation	(65,686)	(82,521)
	39,091	39,923
Intangible Assets:
Goodwill	51,352	52,315
Pension intangible asset	1,692	1,692
Patents and other intangible assets, net	5,181	5,392
	58,225	59,399
Deferred Tax Assets	26,734	29,788
Other Assets	3,901	6,014
	$ 290,261	$ 296,289
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Liabilities and Shareholders' Equity:
Current Liabilities:
Short-term debt	$ 38,985	$ 29,482
Accounts payable	46,935	47,023
Accrued compensation and benefits	18,736	16,438
Other accrued liabilities	19,180	20,654
Deferred revenue	13,941	15,467
Income taxes payable	3,848	2,822
Advances on sales contracts	738	674
	142,363	132,560

Accrued pension benefit liability	26,198	25,264
Other liabilities	5,979	6,399
Long-term debt	6,953	16,260
	39,130	47,923
Commitments and Contingencies

Shareholders' Equity:
Preferred stock	---	---
Common stock	231	230
Additional paid-in capital	66,263	66,045
Retained earnings	66,420	67,885
Treasury stock, at cost	(13,677)	(13,991)
Unamortized value of restricted stock grants	(101)	(130)
Accumulated other comprehensive loss	(10,368)	(4,233)
	108,768	115,806
	$ 290,261	$ 296,289
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